As filed with the Securities and Exchange Commission on January 17, 2012

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INSITE VISION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	94-3015807
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

965 Atlantic Avenue, Alameda, California	94501
(Address of Principal Executive Offices)	(Zip Code)

InSite Vision Incorporated

2007 Performance Incentive Plan

(Full title of the plan)

Louis Drapeau

Chief Financial Officer

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

(Names and address of agent for service)

(510) 865-8800

(Telephone number, including area code, of agent for service)

Copies to:

Timothy R. Curry

Jones Day

555 California Street, 26th Floor

San Francisco, California 94104

(415) 626-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	6,427,421 shares	$0.42	$2,699,517	$309.36

(1)	Consists of additional shares of common stock (the “Common Stock”) of InSite Vision Incorporated (the “Registrant”) issuable pursuant to the Registrant’s 2007 Performance Incentive Plan (the “Plan”).
(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for purposes of calculation of the registration fee, calculated pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sales prices of the Common Stock on January 12, 2012 as reported on the Over-the-Counter Bulletin Board.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 for the purpose of increasing the number of shares of Common Stock for which a Registration Statement of the Registrant on Form S-8 relating to the Plan is effective. The contents of the Registrant’s Form S-8 Registration Statements related to the Plan filed with the Securities and Exchange Commission (the “Commission”) on March 20, 2008 (File No. 333-149832) and January 28, 2011 (File No. 333-171942) is hereby incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information required by Part I of Form S-8 to participants in the Plan as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on March 4, 2011 (File No. 000-22332);

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, filed with the Commission on November 2, 2011 (File No. 001-22332);

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 26, 2011, April 21, 2011, June 2, 2011, July 18, 2011, August 15, 2011, September 20, 2011, November 2, 2011, and December 16, 2011 (each, File No. 000-22332);

(d)	the Registrants Registration Statements on Form S-8, filed with the Commission on March, 20, 2008 (File No. 333-149832) and January 28, 2011 (File No. 333-171942).

(e)	the description of the Registrant’s Common Stock contained in its Registration Statements on Form 8-A, filed with the Commission on August 27, 1993 and June 8, 1998 (File Nos. 000-22332 and 000-14207, respectively), and any other amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VIII of our restated certificate of incorporation, as amended (the “Restated Certificate”) and Article VIII of our amended bylaws (the “Bylaws”), provide for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended. In addition, the Restated Certificate and Bylaws provide for indemnification against expenses incurred by a director, officer or other person entitled to indemnification to be paid by us from time to time in advance of the final disposition of such action, suit or proceeding and if required by the Delaware General Corporation Law upon receipt of an undertaking by or on behalf of the director, officer or other person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by us. The Restated Certificate further provides for a contractual cause of action on the part of our directors and officers for indemnification claims that have not been paid by us. The Restated Certificate limits under certain circumstances the liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (“DGCL”) (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL contains provisions regarding indemnification, among others, of officers and directors. Section 145 of the DGCL provides in relevant part:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,

1. by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

2. by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

3. if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

4. by the stockholders.

Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the corporation has the power to indemnify him or her against that liability under Section 145 of the DGCL. We maintain liability insurance for each director and officer for losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

We have also entered into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines and settlement amounts that such person becomes legally obligated to pay in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its subsidiaries. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers for which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The above discussion of our corporate documents and agreements is not intended to be exhaustive and is respectively qualified in its entirety by our corporate documents and agreements.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	InSite Vision Incorporated 2007 Performance Incentive Plan. (Filed as Exhibit 10.1 to the Registrant’s Form 8-K filed with the Commission on October 19, 2007 (Commission File No. 001-14207) and incorporated by reference herein).

5.1*	Opinion of Jones Day, counsel to InSite Vision Incorporated.

23.1*	Consent of Burr Pilger Mayer, Inc., independent registered public accounting firm.

23.2*	Consent of Jones Day (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in this Registration Statement under “Signatures”).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Alameda, State of California, on January 17, 2012.

INSITE VISION INCORPORATED

By:	/s/ Louis Drapeau
Louis Drapeau
Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Louis Drapeau as his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy Ruane Timothy Ruane	Chief Executive Officer and Director (Principal Executive Officer)	January 17, 2012

/s/ Louis Drapeau Louis Drapeau	Vice President and Chief Financial Officer	January 17, 2012

/s/ Brian Levy Brian Levy, O.D. M.Sc.	Director	January 17, 2012

/s/ Timothy McInerney Timothy McInerney	Director	January 17, 2012

/s/ Craig A. Tooman Craig A. Tooman	Director	January 17, 2012

/s/ Robert O’Holla Robert O’Holla	Director	January 17, 2012

/s/ Anthony J. Yost Anthony J. Yost	Director	January 17, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	InSite Vision Incorporated 2007 Performance Incentive Plan. (Filed as Exhibit 10.1 to the Registrant’s Form 8-K filed with the Commission on October 19, 2007 (Commission File No. 001-14207) and incorporated by reference herein).

5.1*	Opinion of Jones Day, counsel to InSite Vision Incorporated.

23.1*	Consent of Burr Pilger Mayer, Inc., independent registered public accounting firm.

23.2*	Consent of Jones Day (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in this Registration Statement under “Signatures”).

*	Filed herewith.